Exhibit (a)(1)(A)

UBID.COM HOLDINGS, INC.
OFFER TO EXCHANGE
RESTRICTED STOCK
FOR
CERTAIN OUTSTANDING STOCK OPTIONS

THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE
AT 9:00 P.M., U.S. CENTRAL TIME, ON MARCH 19, 2008, UNLESS WE EXTEND THE OFFER.

This document constitutes part of the Section 10(a) Prospectus
Relating to the uBid.com Holdings, Inc. 2005 Equity Incentive Plan
The Date of this Offer is February 19, 2008

uBid.com Holdings, Inc. (“uBid,” the “Company,” “we,” “us” or “our”) is offering eligible employees the opportunity to exchange, on a grant-by-grant basis, their outstanding eligible stock options for shares of restricted stock that we will grant under our 2005 Equity Incentive Plan (the “2005 Plan”). Eligible employees participating in the offer will receive shares of restricted stock subject to vesting. In this offer to exchange, we sometimes refer to shares of restricted stock as “restricted stock rights.”

You are eligible to participate in the offer if you are an employee of uBid or one of our subsidiaries on the date of this offer and have neither ceased to be an employee nor have submitted or received a notice of termination of employment prior to the expiration of this offer. Unless extended, this offer will expire at 9:00 p.m., Central Time, on March 18, 2008.

Options eligible for exchange in this offer are outstanding options granted under the 2005 Plan that were granted in 2005 or 2006 and have an exercise price per share that is more than $2.00. Individuals will not be eligible to exchange their option if they hold 500 or fewer eligible options. If you hold 500 or fewer eligible options, your options will be cashed out at a price equal to $0.40 per option share.

For the purposes of this offer, the term “option” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. You may tender for exchange any one or more of your eligible options, or part of them, or none at all.

The number of restricted stock rights to be granted in exchange for each eligible option surrendered in this offer will be determined based upon an exchange ratio of 3 to 1. Separate from this offer to exchange, you will receive an Individual Statement of Options. Your statement identifies each of the options you currently hold that were granted in 2005 or 2006 and which has an exercise price greater than $2.00 and the exchange ratio that will apply to the option if it meets the requirements for eligibility on the date the offer expires. The exchange ratio represents the number of shares subject to an eligible option that will be canceled, should you choose to tender that option in this offer, for each one restricted stock right that would be granted to you. Any fractional unit will be rounded to the nearest whole number. Your statement indicates for each of the options listed the number of restricted stock rights you will receive if the option is exchanged.

Each share of restricted stock granted pursuant to this offer is a share of our common stock that is issued to you on the date the award is granted, subject to vesting according to the remaining vesting schedule for the options that are exchanged. Until shares of restricted stock have vested, they remain subject to forfeiture if your employment terminates and subject to restrictions on transfer. If and when the shares vest, they will be free of forfeiture conditions and restrictions on transfer, other than required tax withholding and compliance with applicable securities laws, Company securities trading policies and any other legal requirements. All restricted stock rights will be subject to the terms of the 2005 Plan and an award agreement between you and the Company.

Participation in this offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the offer, you will not receive restricted stock rights, and your outstanding options will remain outstanding according to their existing terms and conditions.

If you want to exchange any of your eligible options, before our offer expires you must complete, sign and date the form of Letter of Transmittal that we have provided to you and deliver the Letter of Transmittal to us according to the instructions contained in the Letter of Transmittal. To inform yourself about our offer, you should:

•
read this whole document, the Letter of Transmittal, Form of Notice of Withdrawal, Tax Payment Election Form, the 2005 Plan and the Form of Restricted Stock Agreement because they contain important information;

•	review your Individual Statement of Options;

•	consider the questions and answers in the Summary Term Sheet which starts on page 5; and

•
call Miguel A. Martinez, Jr. at (773) 272-5000 or send an e-mail to mikem@ubid.com if you have questions about our offer or need another copy of this document or any of the other documents listed above.

We are making this offer upon the terms and conditions described in this offer to exchange, the Letter of Transmittal, Form of Notice of Withdrawal, Tax Payment Election Form, Individual Statement of Options and the offer is not conditioned on any minimum number of options being exchanged. Our offer is, however, subject to conditions that we describe in Section 7 of Part III of this document.

Shares of our common stock are quoted on the NASD’s over-the-counter bulletin board under the symbol “UBHI.OB” On February 15, 2008, the closing price of one share of common stock on the NASD over-the-counter bulletin board was $0.64. We recommend that you get current market prices for our common shares before deciding whether to exchange your eligible options.

IMPORTANT NOTICE

Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation to you as to whether or not you should tender your eligible options for exchange. Also, uBid has not authorized any person to make any recommendation on its behalf as to whether or not you should accept this offer.

You must make your own decision as to whether or not to exchange your eligible options. In doing so, you should rely only on the information contained in the offering materials, the materials referenced in Section 18 of Part III of this document, any official question and answer session organized by our Chief Executive Officer Jeffrey D. Hoffman, or our Chief Financial Officer, Miguel A. Martinez, Jr., or any other authorized communications from uBid made generally available to eligible employees. No other representations or information have been authorized by uBid. You are strongly encouraged to consult with your advisors, including your tax advisor, before making any decisions regarding the offer.

The restricted stock rights we are offering may end up being worth less than your existing options. In evaluating this offer, you should keep in mind that the future performance of uBid and its stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our business and the other risks and uncertainties set forth in our filings with the Securities and Exchange Commission. In particular, we recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007, and our Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 6, 2007, March 12, 2007, March 22, 2007, March 30, 2007, April 27, 2007, May 16, 2007, September 25, 2007, September 26, 2007, January 2, 2008, January 3, 2008, January 8, 2008, January 9, 2008 and February 7, 2007, all of which are available at the Securities and Exchange Commission web site at www.sec.gov.

The statements in this document concerning the eligible options, the 2005 Plan and the restricted stock rights are summaries of the material terms but are not complete descriptions of the eligible options, the 2005 Plan, or the restricted stock rights awards. The 2005 Plan, the Form of Incentive Stock Option Agreement under which the eligible options were granted, and the Form of Restricted Stock Agreement have been filed as exhibits to our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (to which this document is also an exhibit). See Section 18 of Part III of this document for additional information regarding the Schedule TO.

Our offer is not being made to, and we will not accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which our making the offer or accepting any tendered options is illegal. However, we may in our sole discretion take the actions we deem necessary for us to make this offer to option holders in such jurisdiction.

I. SUMMARY TERM SHEET

The following are answers to some questions about our offer. The answers are summaries and do not describe all of the details of the offer. You should read all of this document, the Letter of Transmittal, the Form of Notice of Withdrawal, the Tax Payment Election Form, your Individual Statement of Options, the 2005 Plan and the Form of Restricted Stock Agreement because they contain the full details of our offer and the terms of the restricted stock rights, and these details could be important to you. For many of the questions, we have included a reference to the section or sections contained in Part III of this document where you can find a more complete discussion.

This Summary is presented in question-and-answer format. The questions and answers are grouped into the following categories:

•	How the Option Exchange Program Works

•	Background and Purpose of the Offer

•	Duration of the Offer

•	How to Elect to Participate

•	Federal Income Tax Considerations

•	How to Get More Information

References in this document to “uBid,” the “Company,” “we,” “us” and “our” mean uBid.com Holdings, Inc., and references to the time “the offer expires” mean 9:00 p.m., Central Time, on March 18, 2008, or, if we extend the offer period, any later date that we specify. References to the “offer to exchange” mean this document and its appendices. References to the “offer” or the “program” mean the option exchange program described in the offer to exchange. References to “restricted stock rights” apply to shares of restricted stock.

HOW THE OPTION EXCHANGE PROGRAM WORKS

1. What is the Offer?

Beginning on February 19, 2008, and ending at 9:00 p.m., Central Time, on March 18, 2008, unless we extend the offer, each eligible employee (described in Question 2 below) may decide to exchange eligible options (described in Question 4 below) for an award of restricted stock rights (described in Question 10 below). Your restricted stock rights award will be granted in the form of shares of restricted stock. The number of restricted stock rights an eligible employee will receive in exchange for an eligible option will be determined by the exchange ratio of 3 to 1 (described in Question 13 below). Restricted stock rights will vest according to the remaining vesting schedule for the options that are exchanged (described in Question 14 below).

Participation in this offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the offer, you will not receive restricted stock rights, and your outstanding options will remain outstanding in accordance with their current terms and conditions.

2. Am I eligible to participate?

Only “eligible employees” may participate in this offer. Generally, you are eligible if you are an employee of uBid on February 19, 2008 and remain an employee (even if on an approved leave of absence) on the date on which the tendered options are canceled and restricted stock rights are granted. If you resign or receive a notice of termination at any time before the date on which the tendered options are canceled, you are not eligible to participate in the offer. (See Section 1 of Part III.).

3. What happens if my employment terminates before tendered options are canceled?

If you tender options for exchange under this offer, but before the tendered options are canceled your employment with uBid terminates for any reason or you receive or submit a notice of termination, your tender will automatically be deemed withdrawn and you will not participate in the option exchange program. You will retain your outstanding options in accordance with their current terms and conditions, and you may exercise them during a limited period of time following your termination of employment in accordance with their terms to the extent that they are vested. This offer does not change your status as an “at will” employee, and your employment may be terminated by us or by you at any time, including before the offer expires, for any reason, with or without cause, subject to any employment agreement you may have with uBid (or one of our subsidiaries or a successor entity, as applicable).

4. Which options may I exchange?

Only “eligible options” may be exchanged under this program. Eligible options are outstanding options granted prior to January 1, 2007 under our 2005 Equity Incentive Plan, having an exercise price per share that is more than $2.00. You may not exchange your options unless you hold 500 or fewer eligible options. If you hold 500 or fewer eligible options, your options will be cashed out at a price of $0.40 per option. You should review your Individual Statement of Options provided to you in connection with this offer to exchange. It lists all of your options which have an exercise price greater than $2.00 and are therefore eligible for exchange. (See Section 2 of Part III).

5. If I participate, what will happen to my current options?

Eligible options you elect to exchange under this program will be canceled promptly following the expiration of this offer, and you will no longer have those options available for exercise. Any options you do not tender for exchange will not be canceled and will remain outstanding at their existing exercise prices and under their existing terms. (See Section 6 and Section 12 of Part III).

6. I have more than one eligible option. Do I have to exchange all of them in order to participate?

No. You may exchange one or more of your eligible options, or part of them, or none at all. For the purposes of this offer, the term “option” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. If you tender for exchange less than the entire outstanding, unexercised portion of an eligible option, we will transfer to you a new option agreement reflecting that portion of the unexercised option. (See Section 2 of Part III).

7. May I tender unvested options?

Yes. Your eligible options do not need to be vested in order for you to participate in the offer.

8. May I tender an option that I have already exercised in full?

No. The offer pertains only to outstanding options. It does not apply in any way to shares you have already purchased, whether upon the exercise of options or otherwise, or whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not eligible for this offer. If you have exercised an eligible option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange. Options for which you have properly submitted an exercise notice prior to the date the offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

9. What is a stock option?

A stock option is the right to purchase shares of stock at a specified price, regardless of the actual market price of the stock at the time the option is exercised. Typically, the specified purchase or “exercise” price is the market price of a share of our common stock on the date the option is granted. Due to subsequent fluctuations, at any given time following the grant of the option, the prevailing market price of the stock may be greater than, equal to, or less than, the specified exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an “in-the-money” option), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at less than its prevailing market price and then sell the purchased stock for the higher prevailing market price. The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an “out-of-the-money” or an “underwater” option) generally would not exercise the stock option. The options eligible for exchange under this program currently are, and have for some time been, “out-of-the-money.”

10. What are “restricted stock rights?”

In this offer to exchange, we sometimes refer to shares of restricted stock as “restricted stock rights.” Shares of restricted stock granted pursuant to this offer are shares of uBid common stock that will be issued on the date the awards are granted to employees participating in the offer. Restricted stock rights will vest according to the remaining vesting schedule for the options that were exchanged. Until shares of restricted stock have vested, they remain subject to forfeiture upon termination of employment and restrictions on transfer. If and when the shares vest, they will no longer be “restricted,” and you will be free to hold, transfer or sell them, subject to required tax withholding and compliance with applicable securities laws, Company securities trading policies and any other legal requirements. (See Section 9 of Part III).

Generally, if you participate in the exchange offer, you will forfeit restricted stock rights to the extent unvested if you cease to be employed by us, and you may not transfer, pledge, or otherwise dispose of unvested restricted stock rights. The forfeiture provisions, transfer restrictions and other terms of the restricted stock rights are set forth in the 2005 Plan and the forms of award agreement included as exhibits to our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (to which this offer to exchange is also an exhibit).

11. What is the principal difference between stock options and restricted stock rights?

The value of a stock option fluctuates based on changes in the market price of our stock to a greater degree than the value of a restricted stock right of equivalent value. Additionally, stock options have no realizable value when the market price of the underlying shares declines below the option exercise price, as it has in the case of the options eligible to participate in this offer. In contrast, restricted stock rights continue to have value even if the market price of our stock declines below its value at the time of grant. However, your eligible options, because they may be exchanged for a lesser number of restricted stock rights, may have greater value if the market price of our common stock increases significantly. On the other hand, the restricted stock rights you would receive if you choose to participate in the offer (because they require no exercise price to be paid) will have greater value if the market price of our common stock does not increase significantly, provided you remain employed by us for the applicable vesting period.

12. Do I have to pay any money to receive shares of restricted stock?

No. You will not be required to pay any money to receive shares of restricted stock. However, you will be responsible for paying all applicable taxes in connection with the restricted stock rights and sale of shares of our common stock. (See Questions 41 through 45 below and Sections 14 of Part III).

13. If I participate, how many restricted stock rights will I receive?

The number of restricted stock rights that we are offering in exchange for each eligible option is determined by an exchange ratio of 3 to 1. A complete schedule of option exchanges is attached to this document as Appendix A (“Schedule of Exchange Ratios”). We will not issue any fractional restricted stock rights. Accordingly, any exchange that would result in a fractional unit under the applicable exchange ratio will be rounded (with 0.5 rounded up) to the nearest whole unit. (See Question 24 and Section 2 of Part III).

14. When will my restricted stock rights vest?

All restricted stock rights received in exchange for eligible options will be subject to a vesting schedule. This vesting schedule will be identical to that of the options that are exchanged. If your employment with us terminates before all of your restricted stock rights have vested, you will forfeit any restricted stock rights that remain unvested on the date your employment terminates.

15. When and how will I receive my shares of restricted stock?

Stock certificates will not be issued for shares of restricted stock that have not vested. Instead, shares of restricted stock will be issued and held of record in an account in the name of uBid.com Holdings, Inc. on the records of our transfer agent. These shares will be held for the benefit of the employees to whom the restricted stock was issued until they vest. As and when shares of restricted stock vest, an employee’s vested shares will be transferred to you, upon your request. If you elect to satisfy your income and employment tax withholding obligations that arise in connection with the vesting of your award through a share withholding procedure further described in Question 44 below, the number of shares you retain will be reduced by a number of whole shares whose value is equal to or less than the amount of the tax withholding obligation. (See Question 43 below and Sections 9 and 14 of Part III).

16. What is the source of the common stock that will be issued under my restricted stock rights award?

The restricted stock will be issued under the 2005 Plan, and will be drawn from the pool of the Company’s common stock currently authorized for issuance under the 2005 Plan. All options exchanged in this offer, which were granted under the 2005 Plan, will be returned to the pool and will be available for re-grant under the 2005 Plan.

17. What happens if my employment terminates before all of my restricted stock rights vest?

You will forfeit any restricted stock rights that are not vested on the day you stop being an employee for any reason. Any vested shares you hold under a restricted stock award while you are a uBid employee are yours to keep even after you leave uBid.

If you intend to retire or quit before the restricted stock rights vest in full, you should carefully consider whether or not to participate in the offer. Your eligible options may be fully or partially vested. If you do not exchange them, you may be able to exercise your currently vested options for a period of time after your employment ends (as specified in your stock option agreement). If you participate in the offer, the options you elect to exchange will be canceled and you will forfeit any restricted stock rights that have not vested at the time your employment ends. (See Section 9 of Part III).

18. If I participate, when will I receive my award agreement?

Restricted stock rights awards will be granted promptly following expiration of the offer in exchange for all properly tendered options that we accept for cancellation and exchange. We expect to provide you with a restricted stock agreement as soon as practicable following the grant date. You will not receive shares of common stock until your award vests. (See Question 14).

19. What happens once I return my executed award agreement?

Shortly after we receive your executed award agreement, we will deliver to you, upon your request, stock certificates representing all vested restricted stock.

20. Will my restricted stock rights ever expire?

Unlike stock options, restricted stock rights do not expire. Instead, if you are still an employee of uBid on each of your vesting dates and you received shares of restricted stock in this offer, a portion of your shares will become vested on each vesting date. See also the answers to Questions 14, 15 and 17.

21. What happens if uBid is acquired by another company?

If we are acquired by another company before the offer expires, you may withdraw your tendered options and have all of the rights under your options. Further, if we are acquired prior to the offer expiration date, we reserve the right to withdraw the offer, in which case your options will remain outstanding subject to their terms.

22. Are there risks that I should consider in deciding whether to exchange my options?

Yes. Exchanging your eligible options does have some risks. You should carefully review the discussion of certain of these risks in Part II of this document (“Certain Risks of Participating in the Offer”).

23. What happens if uBid’s stock price increases during the offer?

If our stock price increases during the offer, you may want to exercise some of your eligible options or even decide not to participate in the offer. If you want to exercise some of your eligible options and still participate in the offer, you can do so by exercising them before you make an election to participate. Once you have submitted an election, you cannot exercise eligible options with respect to which an election to exchange has been made unless you first withdraw your election. If you withdraw and then exercise some of your eligible options and want to exchange the rest, you can do so by again following the procedures in Section 4 of Part III.

24. Why should I consider participating in the offer?

If you participate in the offer, you will surrender eligible options for more shares than the number of restricted stock rights you will receive, based on the 3 to 1 exchange ratio, as described in the answer to Question 13 and Section 2 of Part III.

The 3 to 1 exchange ratio for each eligible option was approved by our Board of Directors based on a number of factors and reflects the Black-Scholes valuation of your eligible option compared to the restricted stock. Black-Scholes is a valuation method which takes into account a number of factors in valuing stock options, including our stock price and its volatility, the exercise price of your option, a risk-free interest rate and the expected remaining term of your option.

The aggregate Black-Scholes value (determined as of the commencement of the offer) of the eligible options is roughly comparable to the aggregate market value (determined as of the commencement of the offer) of the corresponding restricted stock rights that you will receive if you participate in this offer. However, the eligible options that you hold might never be “in-the-money” (see Question 9) and, therefore, may never have any realizable value to you. On the other hand, you should recognize that, while the restricted stock rights have a greater likelihood of having value when (and if) you sell the underlying stock, you will forfeit any restricted stock rights that are not vested on the day you stop being an employee for any reason. Moreover, if your employment with the Company terminates prior to the time your restricted stock rights vests in full, you will not realize any value from the unvested portion of the award, which you will forfeit.

In evaluating this offer, you should keep in mind that the future performance of our common stock will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our business and the risks and uncertainties set forth in our filings with the Securities and Exchange Commission. We recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007, and our Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 6, 2007, March 12, 2007, March 22, 2007, March 30, 2007, April 27, 2007, May 16, 2007, September 25, 2007, September 26, 2007, January 2, 2008, January 3, 2008, January 8, 2008, January 9, 2008 and February 7, 2008, all of which are available at the Securities and Exchange Commission web site at www.sec.gov, as well as all other documents incorporated by reference in our Tender Offer Statement on Schedule TO (to which this document is also an exhibit).

25. Are there conditions to the offer?

Yes. The offer is subject to a number of conditions that are described in Section 7 of Part III. The offer is not conditioned on a minimum number of options being tendered for exchange or upon a minimum number of option holders accepting the offer. Participation in the offer is completely voluntary.

BACKGROUND AND PURPOSE OF THE OFFER

26. Why is uBid making this offer?

As a result of a general decline in our stock price in recent years, a considerable number of our outstanding options have exercise prices substantially higher than the current and recent trading prices of our common stock. We believe that these out-of-the-money options are not achieving the purposes for which they were intended. In addition, because many of the eligible options have been out-of-the-money for extended periods of time, they have remained outstanding and have added to an increase in the “overhang” of options outstanding in relation to the aggregate number of shares of our common stock outstanding. The purpose of this offer is to promote the interests of our stockholders by (i) enhancing our ability to motivate and retain valued employees and (ii) reducing our “overhang” of outstanding awards by exchanging eligible options under an exchange ratio for a lesser number of restricted stock rights. (See Section 3 of Part III).

27. Why did uBid choose to offer this exchange for restricted stock rights rather than repricing eligible options or granting new options?

Our Board of Directors considered a proposal made by management to address the issues of the significant number of out-of-the-money options. Ultimately, the Board of Directors determined that our employees could benefit from the opportunity to choose between what we believe is the more certain benefit associated with restricted stock rights and the potentially more valuable, though less certain, benefit they may realize by retaining their stock options. Additionally, by exchanging stock options according to the terms of this offer, we will reduce the number of shares of stock subject to equity awards, thereby reducing potential dilution to our stockholders. (See Section 3 of Part III).

28. How did uBid determine what we would receive in exchange for our options?

Our Board of Directors considered the potential benefits of the proposal made by management, as well as their related costs to uBid, and determined that the approach reflected in this offer could provide value and incentives in a manner that would further the interests of our stockholders. We realize that many would like an even more favorable program for employees, but we believe that this would be inconsistent with one of the principal goals of our equity compensation programs, which is to align the interests of our employees with those of our stockholders. Similar to our option holders, many of our stockholders have suffered significant declines in the value of their stock in uBid, and there is no way to compensate them for their losses other than through increasing our stock price. We believe this program provides our employees with incentives to accomplish this objective while keeping the cost to uBid at an acceptable level.

29. Will there be additional equity grants in the future?

The Compensation Committee of our Board of Directors periodically evaluates our compensation programs. At this time, the Committee believes that equity compensation forms an important component of our compensation programs. Future equity awards to eligible employees will be evaluated periodically, subject to the discretion of the Compensation Committee.

30. Is it likely that a similar offer to this one will be made in the future?

While our Compensation Committee evaluates uBid’s compensation programs periodically, it has no current intention to make any similar offer in the future. You should make your decision on the assumption that, if you do not surrender your eligible options in accordance with the terms of this offer (including deadlines stated in this offer to exchange), you will not have another similar opportunity.

31. Does the Compensation Committee or our Board of Directors have a recommendation about this offer?

Neither we, nor the Compensation Committee nor our Board of Directors is making a recommendation about this offer. Although the Board of Directors approved this exchange offer, they recognize that the decision to accept or reject this offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. You are strongly encouraged to consult with your personal advisors if you have questions about your financial or tax situation. None of the Company, the Compensation Committee or our Board of Directors is making a recommendation to employees as to whether or not to accept this exchange offer.

32. Is there any information regarding uBid that I should be aware of?

Yes. Your decision of whether to accept or reject this offer should take into account the factors described in, but are not limited to, those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007, as well as the other information set forth in our Current Reports on Form 8-K filed with the Securities and Exchange Commission since January 1, 2007. In addition, before making your decision to tender your eligible options, you should carefully review the information about uBid discussed in Part II (“Certain Risks of Participating in the Offer”) and in Section 10 of Part III of this document. This information includes an update on recent events affecting our business and explains where you can find additional information about us.

33. What are the accounting consequences to uBid of making this exchange offer?

In connection with the issuance of restricted stock rights in exchange for tendered options that we accept for cancellation, we may be required to recognize incremental compensation cost for the excess of the value of the restricted stock rights over the value of the tendered options on the cancellation date. Such incremental compensation cost will be recognized over the vesting period as the restricted stock rights vest. Because of the 3 to 1 exchange ratio (See Section 2 of Part III), we believe the incremental compensation cost, if any, will be minimal.

DURATION OF THE OFFER

34. How long will this offer remain open? Can the offer be extended, and if so, how will I know if it is extended?

This offer begins on February 19, 2008 and is scheduled to expire on March 18, 2008, at 9:00 p.m., Central Time. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this offer at any time. If we extend this offer, we will publicly announce the extension no later than 9:00 a.m., Central Time, on the next business day after the last previously scheduled or announced expiration date. (See Section 15 of Part III).

35. If the offer is extended, how will the extension affect the date on which restricted stock rights will be granted?

If we extend the offer and you elect to participate in it, you must properly tender any eligible option you wish to exchange before the expiration of the extended offer period. Your properly tendered eligible options will be accepted and canceled, and your award of restricted stock rights will be granted, promptly following the extended expiration date.

HOW TO ELECT TO PARTICIPATE

36. What do I need to do to participate in the offer?

You will be required to timely submit your election to participate in the exchange offer by completing, signing and dating the Letter of Transmittal you will receive in connection with this offer to exchange and delivering it to us according to the instructions contained in the Letter of Transmittal (you may request an additional copy of the Letter of Transmittal using the contact information in Section 4 of Part III). Your election to exchange will be effective only after you have properly submitted a Letter of Transmittal before the offer expires. (See Section 4 of Part III).

37. Do I have to return the Letter of Transmittal or any other document if I do not want to exchange my options?

No. You do not have to return any documents to us if you do not wish to exchange your eligible options in this offer. If you do not return the Letter of Transmittal, you will not participate in the option exchange program. This offer is completely voluntary, and there are no penalties for electing not to participate in the offer.

38. If I elect to exchange my options by submitting an election to participate, can I change my mind?

Yes. If you decide to participate in the offer and then decide to withdraw or change all or some of the elections you submitted, you may do so at any time before the offer expires. You may withdraw your elections by submitting to us the Notice of Withdrawal you will receive in connection with this offer to exchange (you may request an additional copy of the Notice of Withdrawal using the contact information in Section 4 of Part III). If you then decide to make a new election, you must request and submit a new Letter of Transmittal to do so. Your election to withdraw must be received before the offer expires. If we have not accepted your tendered options, you will also have the right to withdraw your tendered options after that date and until we accept your tendered options. (See Section 5 of Part III).

39. Will uBid accept all eligible options tendered for exchange?

We will accept all eligible options that are properly tendered for exchange unless the offer is terminated. If we terminate the offer without accepting options for exchange, we will communicate this to you by 9:00 p.m., Central Time on the first business day after the offer expires (i.e., if the expiration date is March 18, 2008, this communication will be no later than March 18, 2008). The communication may be made orally, by written or electronic notice or by public announcement. (See Sections 6 and 16 of Part III).

40. What happens to my options if I do not accept this offer?

Nothing. If you do not elect to participate in the offer, you will keep all your current options, and you will not receive any restricted stock rights. The offer will not result in any changes to the terms of your current options. (See Section 4 of Part III).

FEDERAL INCOME TAX CONSIDERATIONS

41. Will I have to pay federal income taxes at the time of the exchange if I participate in the offer?

We believe that our employees who are subject to federal income taxation will incur no immediate federal income tax consequences as a result of either electing to retain their eligible options or electing to exchange their eligible options for shares of restricted stock. However, see the response to Question 42 for the federal income tax consequences of your restricted stock award.

42. What are the federal income tax consequences of my restricted stock award?

Employees subject to federal income taxation will generally recognize no taxable income upon the receipt of shares of restricted stock (i.e., shares that are subject to a substantial risk of forfeiture and are not transferable). You will, however, recognize ordinary income (like salary) at the time the shares vest in an amount equal to the fair market value of those shares on the date of vesting, unless you file an election under Section 83(b) of the Internal Revenue Code no later than 30 days after the date on which the shares are acquired. An employee who properly files a Section 83(b) election will recognize ordinary income in an amount equal to the fair market value of the shares determined on the date on which they are acquired rather than on the date on which they vest. We will determine the fair market value of the shares based on the closing price of our common stock as reported on the NASD’s over-the-counter bulletin board on the applicable date. The ordinary income resulting from the vesting of shares of restricted stock (or acquisition of the shares of restricted stock if a Section 83(b) election is properly filed) will be reflected in the Form W-2 reported to the Internal Revenue Service for the year of the vesting or acquisition of the shares, as the case may be. At the time that you recognize ordinary income, you will have an income and employment withholding tax obligation with respect to that income, much like the obligation that arises when we pay you salary. (See Question 43 and Section 14 of Part III).

The decision to make a Section 83(b) election is a highly technical one and should include, among other considerations, the availability to you of cash sufficient to cover the tax withholding obligation before the date on which the shares will vest and you will be permitted to sell them, your assessment of the potential future market value changes in our common stock, and the risk that events might prevent your continued employment with uBid and corresponding vesting of your shares. In that event, you would have paid tax on shares that are forfeited, and you would not be entitled to a refund of, or an offsetting deduction for, the taxes you paid. You are urged to consult with your personal financial and tax advisors before making a Section 83(b) election. If you decide to make a Section 83(b) election, you must do so through an appropriate filing with the Internal Revenue Service no later than 30 days after the date of grant of your restricted stock award.

Upon an employee’s sale of shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on their vesting date (or on their grant date if the employee properly filed a Section 83(b) election), will be taxed as a capital gain or loss. Such gain or loss will be long-term if the employee held the shares for more than one year following their vesting date (or their grant date if the employee properly filed a Section 83(b) election).

43. How will federal income and employment tax withholding be handled?

For our employees, as your shares of restricted stock vest over time (or on the date of grant if you file a Section 83(b) election as described in answer to Question 44), you will be required to recognize taxable income. This means that we will have an obligation to withhold income and employment taxes, much like the obligation that arises when we pay you a salary. Until you have satisfied these tax withholding requirements, we will have no obligation to release shares to you.

We are offering you two alternatives (unless you file a Section 83(b) election) to satisfy your income and employment tax obligations. The alternatives are as follows:

•
You may elect to sell a portion of your vested shares on each vesting date in an amount at least sufficient to provide for the required minimum income and employment withholding taxes. If you make this election, we will automatically sell on the vesting date (or on the next business day if the vesting date is not a day on which the markets are open for trading) the required number of shares and withhold from the sale proceeds, net of sale commissions and fees, the required minimum income and employment withholding taxes and remit them directly to us.

•
You may elect to pay us, on or before the third business day following each vesting date (unless we notify you prior to the vesting date in question that you must deliver your check on an earlier date), the required minimum income and employment withholding taxes by delivering a personal check to us. You will be prevented from transferring or selling the vested shares until we have received your check. However, if you have elected to pay withholding taxes by check but fail to deliver your check in the correct amount on or before the required date, we will be authorized to sell on your behalf a number of shares as described in the first alternative above sufficient to satisfy your income and employment tax obligation.

You will be required to make a separate election for each restricted stock award you receive in the exchange program at the time you receive your restricted stock agreement. This election will be made by submitting to us a Tax Payment Election Form, a form of which is being provided to you and which we filed as an exhibit to the Tender Offer Statement on Schedule TO (to which this document is also an exhibit) that we filed with the Securities and Exchange Commission. Your election will apply on each vesting date throughout the vesting period of the award.

You have previously been notified that you are permitted to trade uBid shares only during an open trading window in accordance with our securities trading policies. If you elect to sell vested shares to satisfy your tax obligations, you will be required to establish a written trading plan that complies with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934 and our securities trading policies (unless, prior to the sale, we have in our sole discretion consented to the sale without such a plan). A written trading plan is an agreement between you and uBid to sell on each vesting date (or the next business day thereafter) a specified number of shares which have vested under your restricted stock award. The number of shares specified for sale must be at least that number sufficient to provide for the required minimum income and employment withholding tax obligation arising on the vesting date. You must establish your trading plan at a time when our trading window is open and you are not otherwise in possession of material nonpublic information about uBid or its securities. Once established, your trading plan will remain in effect until all of the tax withholding obligations in connection with your restricted stock award have been satisfied. Trading plans may not be modified or terminated except in compliance with our securities trading policies. If you elect to sell vested shares to satisfy your tax withholding obligations, you will not be permitted to change this election in order to pay the required withholding taxes by personal check. However, if, as a result of a suspension of your trading plan in compliance with our securities trading policies, shares may not be sold under the trading plan on a vesting date (or the next business day thereafter), we may withhold, in the manner described below, shares that would otherwise be released to you on the vesting date and will withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date an amount sufficient to satisfy any unsatisfied portion of your tax withholding obligation unless you pay such amount to us by personal check.

If you choose to file a Section 83(b) election with respect to a restricted stock award, you will be required to so certify in your Tax Payment Election Form for that award. In addition, you are required by IRS regulations to submit to uBid a copy of your Section 83(b) election filed with the IRS. At the time you file your Section 83(b) election, you will also be required to make a one-time cash payment to uBid to cover the income and employment withholding tax due based on the fair market value on the grant date of all of the shares subject to the restricted stock award.

In addition to the methods described above, and notwithstanding any election you may have made, we may, at our discretion, permit or require satisfaction of the tax withholding requirements by withholding from the number of shares of our common stock vesting under your restricted stock award a number of shares (rounded down to the nearest whole share) determined by multiplying the number of shares becoming vested by the combined minimum statutory income and employment tax withholding rates applicable to you.

Regardless of which tax withholding alternative is used, you will also authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date an amount sufficient to satisfy any unsatisfied portion of your required tax withholding.

If your employment with us is terminated for any reason after you have received shares of common stock but before you have satisfied your income and employment withholding tax obligation, you will sell a number of shares as described in the first alternative above sufficient to satisfy your income and employment tax obligation, and we will deduct the entire amount of any remaining tax obligation from your final paycheck.

44. Will I receive stock certificates for my restricted stock awards?

No, not initially. See Question 16 above, “When and how will I receive my shares of restricted stock?” After your shares are vested and all tax withholdings have been taken into account, a stock certificate will be transferred to you.

HOW TO GET MORE INFORMATION

45. Who can I talk to if I have questions about the offer?

For additional information or assistance, you should call Miguel A. Martinez, Jr. at (773) 272-5000 or send an e-mail to mikem@ubid.com.

In addition to these resources, we may also arrange for question and answer sessions about this exchange program. If we do so, these sessions will not be a solicitation or make any recommendations whatsoever with respect to the offer. For example, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of this offer. You are strongly encouraged to consult your personal advisors if you have questions about your financial or tax situation.

II. CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participation in the offer involves a number of potential risks, including those described below. The risks identified in this section and the risks summarized under Section 19 of Part III and described in detail under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on March 30, 2007, highlight the material risks of participating in this offer. Eligible employees should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. We strongly urge you to read the rest of this offer to exchange.

ECONOMIC RISKS

The valuation methodology utilized to determine the exchange ratios is based substantially on the Black-Scholes option pricing model and does not necessarily reflect the actual value of the options.

The offer is intended to result in the grant of restricted stock rights having a value that, on a grant-by-grant basis, is roughly comparable to the aggregate value of the eligible option surrendered in the offer for those restricted stock rights. Our valuation of the options eligible for exchange in the offer is based substantially on the Black-Scholes option pricing model using the following assumptions: (a) the option’s exercise price, (b) an assumed value of $1.20 per share of our common stock, which was the opening price per share as reported on the NASD over-the-counter bulletin board on November 12, 2007, (c) an expected volatility of our common stock price of 68%, (d) the remaining contractual life of the option, (e) a risk-free interest rate of 5% and (f) an expected dividend yield of zero.

You should be aware that option valuation is not an exact science. Although the Black-Scholes model is a standard and accepted model for determining the value of options, the utilization of different assumptions in the Black-Scholes option pricing model can produce significantly different results for the ultimate value of an option.

Moreover, even experts can disagree on the correct assumptions to use for any particular option valuation exercise. The assumptions we used for purposes of this offer may not be the same as those used by others and, therefore, our valuation of the options and/or the final exchange ratios may not be consistent with those obtained using other valuation techniques or input assumptions and may not reflect the actual value of these options.

If our stock price increases after the date your tendered options are canceled, including if we are acquired by or merge with another company, your canceled options might have been worth more than the restricted stock rights that you receive in exchange for them.

We cannot predict the market price of our stock. It is possible over time that options you tender for exchange would have had a greater value or lesser value than the restricted stock rights you receive under this offer.

We may engage in transactions in the future with business partners or other companies which could significantly change our structure, ownership, organization or management or the make-up of the Compensation Committee of our Board of Directors, and which could significantly affect the price of our shares.

In addition, if we are acquired by another company for its shares of stock, then any stock you receive in connection with your restricted stock rights would be the acquiring company’s stock (as opposed to uBid’s stock) based on the exchange ratio in the acquisition. If we are acquired by another company solely for cash, the treatment of the restricted stock rights would be similar to a stock acquisition, however the cash you would receive in connection with your restricted stock rights would be based on the cash that you would have been able to receive if you had received the cash paid to our stockholders for the shares subject to your restricted stock rights. If we are acquired by another company whose stock is not publicly traded, then your restricted stock rights would likely be for stock that is not publicly traded and that would be difficult to sell.

If you do not have an employment relationship with us for any reason on the date your restricted stock rights would otherwise vest, including as the result of a reduction-in-force, you will forfeit any unvested restricted stock rights.

This means that if you quit for any reason, or we terminate your employment, with or without cause or notice, and you are not an employee on the date your restricted stock rights would vest, you will forfeit the unvested restricted stock rights and will not receive anything for the options you tendered and we canceled. This offer is not a guarantee of employment for any period. Your employment relationship with uBid may be terminated at any time by either you or us, with or without cause or notice, subject to any employment agreement you may have with uBid.

If the economic conditions in our end-markets remain stagnant or worsen, we may undertake various measures to reduce our expenses including, but not limited to, reductions-in-force of our employees. Should your employment relationship be terminated as part of any such reduction-in-force, you will not have the benefit of the canceled option or any unvested restricted stock rights.

We will not grant restricted stock rights to you if we are prohibited by applicable laws or regulations.

Even if we accept your tendered options, we will not grant restricted stock rights to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. Such a prohibition could result from, among other things, changes in laws, Securities and Exchange Commission rules, regulations or policies or NASD over-the-counter bulletin board listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting restricted stock rights.

TAX-RELATED RISKS

General

When the uBid stock granted to you under your restricted stock award vests, you will generally recognize ordinary income equal to the fair market value of the vested shares on the date of vesting. If, however, you properly make a Section 83(b) election for any of your shares of restricted stock, then you will generally recognize ordinary income equal to the fair market value of such shares on the date they are granted, even though they have not vested and remain subject to forfeiture.

Upon an employee’s sale of shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on their vesting date (or on their grant date if the employee properly filed a Section 83(b) election), will be taxed as a capital gain or loss. Such gain or loss will be long-term if the employee held the shares for more than one year following their vesting date (or their grant date if the employee properly filed a Section 83(b) election).

Tax Withholding

In most cases, at the time the shares of restricted stock vest, you will be responsible for FICA taxes. This generally would mean that 8.5% of the fair market value of the restricted stock at the time of vesting would have to be withheld in payment of Social Security and Medicare taxes. If, during the calendar year, your other wages have exceeded the Social Security taxable wage base for that year ($102,000 for 2008), your FICA tax withholding rate will be reduced for the remainder of the year to 1.45%. In addition, you will have an income tax withholding obligation with respect to ordinary income you must recognize on the shares’ vesting date, much like the obligation that arises when we pay you your salary. You may satisfy these tax withholding obligations by one of two methods described in the response to Question 43 and in Section 14 of Part III. In addition, irrespective of your election, uBid will be authorized under the 2005 Plan and your restricted stock agreement to withhold from the number of shares delivered to you on the vesting date that number of shares having a fair market value equal to the amount required by law to be withheld or paid with respect to your restricted stock award.

For employees who properly make a Section 83(b) election for any shares of restricted stock that is granted to them, FICA tax and income tax withholding requirements will be determined, and must be satisfied, at the time that the Section 83(b) election is made based on the fair market value of the shares for which the election is made on the date the shares are granted, even though they are not yet vested.

The income tax withholding may be insufficient to cover your final income tax liability with respect to the vesting of your shares (or, if you properly make a Section 83(b) election, the granting of your shares). You should consult with your tax advisor to determine whether you should make estimated tax payments for each year in which your shares vest (or, if you properly make a Section 83(b) election, the year in which your shares are granted).

You should review Section 14 of Part III carefully for a more detailed discussion of the potential consequences of participating in this offer. We recommend that you consult with your personal tax advisor before deciding whether or not to participate in the offer with respect to the tax consequences relating to your specific circumstances.

BUSINESS-RELATED RISKS

For a description of risks related to uBid’s business, please see the summary listing of risks set forth under Section 18 of Part III and also the detailed discussion of risks associated with our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

III. THE OFFER

Section 1. Eligibility.

Individuals who hold options to purchase more than 500 shares of Ubid common stock, par value $0.001 per share and such options were granted in 2005 or 2006 and have an exercise price of at least $2.00 are eligible to participate in this offer to exchange.

The members of our Board of Directors are ineligible to participate in this offer to exchange.

Section 2. Number of Restricted Stock Rights; Expiration Date.

We are offering to exchange outstanding options to purchase our common stock granted under our 2005 Plan that have an exercise price greater than a “threshold price” (“eligible options”) for restricted stock rights representing the right to receive shares of our common stock, par value $0.001 per share. The threshold price is an exercise price of $2.00. Any options that you hold which were not granted in 2005 or 2006 or which have an exercise price that is not greater than the threshold price will not be eligible for exchange and will be automatically excluded from the offer. If you hold eligible options to purchase 500 or fewer shares or less of uBid’s common stock, par value $0.001 per share, your options will not be eligible to participate in this offer to exchange. Instead your options will be automatically cancelled and you will receive a per share price equal to $0.40. Our offer is subject to the terms and conditions described in this offer to exchange, the Letter of Transmittal and the Notice of Withdrawal.

In this offer to exchange, references to “restricted stock rights” mean shares of restricted stock. Shares of restricted stock are shares of uBid common stock that will be issued to a participant in the exchange offer promptly following the expiration of the exchange offer.

As of February 11, 2008, options to purchase approximately 1,994,900 shares of our common stock were outstanding under the 2005 Plan. Of these, options granted in 2005 or 2006 to purchase approximately 805,000 shares of our common stock have exercise prices greater than $2.00 per share, are hold by individuals which hold options to hold an aggregate of at least 500 shares of uBid common stock, par value $0.001 per share, and are thus potentially eligible to participate in this offer. Assuming all such options remain eligible to participate in the offer following the determination of the closing sale price of our common stock on the date the offer expires and are properly tendered for exchange, we will issue approximately 268,332 restricted stock rights.

You may tender for exchange any or all of your eligible options. For the purposes of this offer, the term “option” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. In other words, you will be permitted to exchange part but not all of any particular option grant, as long as you exchange more than 500 eligible options.

The number of restricted stock rights you will receive in exchange for a canceled eligible option will be determined by the 3 to 1 exchange ratio. An exchange ratio represents the number of shares subject to an eligible option that will be canceled in exchange for the grant of one restricted stock right under this exchange program. The exchange ratio of 3 to 1 means that for each three (3) shares subject to an option we cancel, we will grant one (1) restricted stock right. The restricted stock rights will be granted under, and will be subject to the terms and conditions of, our 2005 Plan and an award agreement between uBid and the eligible optionholder.

Separate from the offer to exchange, you should have received an Individual Statement of Options. This statement identifies each of the options you currently hold which has an exercise price greater than $2.00 and therefore may be eligible for exchange and the exchange ratio that applies to each option. A complete schedule of the options and the 3 to 1 exchange ratio is attached as Appendix A to this offer to exchange. If you did not receive or have misplaced your Individual Statement of Options, you may request another copy of your statement by telephoning Miguel A. Martinez, Jr. at (773) 272-5000 or sending an e-mail to mikem@ubid.com

We will not issue any fractional restricted stock rights. Accordingly, any exchange that would result in a fractional unit will be rounded to the nearest whole number of restricted stock rights (with 0.5 rounded up). For example, if an employee elects to exchange an eligible option to purchase 1,000 shares of our common stock and the exchange ratio applicable to that option is 3 to 1 (meaning that one restricted stock right will be issued for each three (3) shares subject to the canceled option), that employee will receive a total of 333 restricted stock rights (i.e., 1,000 divided by the exchange ratio is 333.33 units, which rounded to the nearest whole number is 333 units).

The exchange ratio was determined based on a number of factors, including the value of outstanding eligible options based on the Black-Scholes valuation methodology. The Black-Scholes option pricing model is a widely-used method for valuing stock options and uses the following factors: (i) stock price, (ii) the exercise price of the option, (iii) the expected remaining term of the option, (iv) the volatility of the stock price, (v) a risk-free interest rate, and (vi) the expected dividend yield of the stock. Some of these factors are objectively determinable, while others, such as appropriate volatility measures, require some judgment. For purposes of this calculation, the Company has used the following assumptions:

•	Stock price: the closing stock price of our common stock on February 15, 2008, or $0.64 per share.

•	Exercise price: the exercise price of the eligible option.

•	Expected remaining term of the option: the remaining contractual life of the eligible option as of February 19, 2008.

•	Volatility: 68%.

•	Risk-free interest rate: 5%.

•	Expected dividend yield: zero.

In applying the Black-Scholes option pricing model to value the eligible options, the assumptions that varied from option to option were their exercise prices and remaining term, while the assumptions for our stock price, its volatility, a risk-free interest rate and expected dividend yield were common to our valuation of all eligible options. These values are similar to those that we have used in valuing our options for purposes of determining our earnings in our financial statements. We chose the assumptions used in applying the Black-Scholes option pricing model to (i) reduce the cost of the offer to us, which will be reported in our financial statements, and (ii) to reduce significantly the “overhang” of outstanding awards of our stock under our equity plans and potential dilution to our stockholders.

The aggregate value of the restricted stock rights that you will receive if you elect to participate in the offer will be roughly comparable to the aggregate Black-Scholes value of the eligible options you surrender for exchange. The Board of Directors approved the 3 to 1 exchange ratio to (i) reduce the cost of the offer to us, which will be reported in our financial statements, and (ii) to reduce significantly the “overhang” of outstanding awards of our stock under our equity plans and potential dilution to our stockholders. Because option valuation is inherently speculative and imprecise, in addition to considering the relationship between the value of your options and the value of any restricted stock rights that you would receive pursuant to this offer, you also should consider the other matters discussed or referenced in this offer to exchange as part of your overall decision whether to participate in the exchange.

This offer will expire on the expiration date. The term “expiration date” means 9:00 p.m., Central Time, on March 18, 2008 unless we, in our sole discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term “expiration date” will mean the latest time and date at which the offer expires. See Section 15 of Part III for a description of our rights to extend, delay, terminate and amend the offer.

Section 3. Purpose of the Offer.

We are making this exchange offer for compensatory purposes and to reduce the “overhang” of outstanding stock options.

We granted options under the 2005 Plan to provide our employees an opportunity to acquire or increase their proprietary interest in uBid, thereby creating a stronger incentive to expend maximum effort for our growth and success, and encouraging our employees to continue their employment with uBid. However, in light of the decline in the market price of our common stock over the last several years, a considerable number of our employees are holding options that have exercise prices higher than the current and recent trading prices of our common stock. We believe that these out-of-the-money options are not achieving the purposes for which they were intended. By making this offer we expect to be able to provide better performance incentives for our employees and more closely align the interests of our employees with those of our stockholders in maximizing stockholder value.

In addition, many of the eligible options have been out-of-the-money for extended periods of time and, therefore, have remained outstanding. Coupled with periodic grants of options to new and continuing employees, the number of shares subject to outstanding options has steadily increased as a percentage of our total shares of common stock outstanding, creating a significant stock option “overhang.” Under this offer, participating employees will receive fewer restricted stock rights than the number of shares subject to options that are canceled in the exchange. Shares subject to the canceled options will be cancelled and will not become available for the future grant of awards. Therefore, the number of shares of our common stock subject to all outstanding and future equity awards will be reduced, thereby reducing our “overhang.”

Although our Board of Directors has approved this offer, it recognizes that the decision to accept or reject the offer is an individual one that should be based on a variety of factors. Accordingly, you are strongly encouraged to consult with your personal advisors if you have questions about your financial or tax situation. None of the Company, our Compensation Committee or our Board of Directors is making any recommendation to you as to whether you should elect to exchange your options. The restricted stock rights we are offering may end up being worth less than your existing options. You must make your own decision whether to exchange your options.

Section 4. Procedures for Tendering Options.

Proper Tender of Options.

To properly tender your options for exchange, you must timely submit an election to participate by, completing, signing and dating the Letter of Transmittal provided to you in connection with this offer to exchange and delivering it to us according to the instructions contained in the Letter of Transmittal. You may request an additional copy of the Letter of Transmittal using the contact information in this Section 4. The Letter of Transmittal must be delivered by via electronic delivery, facsimile, regular mail, overnight courier or hand delivery as follows:

Via Electronic Delivery: Scan the completed and signed Letter of Transmittal and e-mail it to mikem@ubid.com.

Via Facsimile: To uBid.com Holdings, Inc., Attn: Miguel A. Martinez, Jr., facsimile number (773) 272-4000.

Via Regular Mail, Overnight Courier or Hand Delivery: To uBid.com Holdings, Inc., Attn: Miguel A. Martinez, Jr., 8725 W. Higgins Road, Suite 900, Chicago, Illinois 60631.

Your election to exchange will be effective only after you properly submit a Letter of Transmittal before the offer expires.

Your proper and timely submission of an election to participate or an election to withdraw from participation will constitute a “submitted election.” To be timely, your election must be RECEIVED by us before the offer expires by delivery of a Letter of Transmittal as described above.

The method of delivery of your Letter of Transmittal is at your election and risk. Your Letter of Transmittal will be effective upon receipt. In all cases, you should allow sufficient time to ensure we receive it in time. We intend to electronically confirm our receipt of your submitted election within two (2) business days of receipt. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your election.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to the number of shares subject to eligible options, and the validity, form, eligibility (including time of receipt) of submitted elections (including any changes of elections) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any submitted elections or any options tendered for exchange to the extent that we determine they are not properly completed or to the extent that we determine it is unlawful to accept the options for exchange. We may waive any defect or irregularity in a submitted election. No eligible options will be properly tendered for exchange until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in any submitted election, and no one will be liable for failing to give notice of any defects or irregularities.

Your Choosing to Participate and Our Accepting Your Options Constitute an Agreement.

If you elect to exchange your options by submitting a Letter of Transmittal in accordance with the procedures described above, you will have accepted the terms and conditions of our offer. If we accept the eligible options that you properly tender for exchange, there will be a binding agreement between us and you on the terms and subject to the conditions of this offer to exchange and the Letter of Transmittal. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of this offer to exchange all properly tendered eligible options that have not been validly withdrawn.

Effect of Exchange on Options.

If you elect to exchange your eligible options and we accept such options for exchange, effective on our acceptance, the eligible options you tendered for exchange will be canceled and the stock option agreement(s) evidencing them will be deemed null and void. You will be required to enter into an award agreement governing the terms of your restricted stock rights award. If you do not elect to exchange your eligible options, you properly withdraw a previously submitted election or any of the options you tender for exchange are not eligible because their exercise price is not greater than the threshold price, you will not participate in the offer with respect to such options, and you will retain your options at their current exercise price(s) and subject to their current terms.

Questions About the Offer.

You can ask questions about this offer or request assistance, additional copies of the exchange offer documents and copies of the Letter of Transmittal by telephoning Miguel A. Martinez, Jr. at (773) 272-5000 or sending an e-mail to mikem@ubid.com.

Section 5. Withdrawal Rights and Change of Election.

You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 5.

You may withdraw your tendered options from the option exchange offer at any time before 9:00 p.m., Central Time, on March 18, 2008. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration date. We expect to accept and cancel all properly tendered eligible options promptly following the expiration of the offer. However, if we have not accepted and canceled your properly tendered options by 9:00 p.m., Central Time, on March 18, 2008, you may withdraw your tendered options at any time after that date and until your tendered options have been accepted.

Any of the options you tender for exchange having an exercise price that is not greater than the threshold price will be ineligible to participate and automatically excluded from the offer. Such excluded options will remain outstanding and will be exercisable in accordance with their terms.

To withdraw any or all of your tendered options, you must submit to us the Notice of Withdrawal provided to you in connection with this offer to exchange. The Notice of Withdrawal must be delivered via electronic delivery, facsimile, regular mail, overnight courier or hand delivery as follows:

Via Electronic Delivery: Scan the completed and signed Notice of Withdrawal and e-mail it to mikem@ubid.com.

Via Facsimile: To uBid.com Holdings, Inc., Attn: Miguel A. Martinez, Jr., facsimile number (773) 272-4000.

Via Regular Mail, Overnight Courier or Hand Delivery: To uBid.com Holdings, Inc., Attn: Miguel A. Martinez, Jr., 8725 W. Higgins Road, Suite 900, Chicago, Illinois 60631.

Your election to withdraw previously tendered options from the option exchange offer will be effective only after you properly submit a Notice of Withdrawal before the offer expires.

If you later decide to make a new election to tender eligible options in this offer, you must request and submit a new Letter of Transmittal by following the instructions in Section 4. Please see Section 4 for the contact information you should use to request additional copies of the Letter of Transmittal or the Notice of Withdrawal. The final change to your elections that you submit to us prior to the expiration of the offer will be binding, and you will not be permitted to make any further withdrawals or elections after the offer expires.

You may not rescind any withdrawal, and options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options by delivering a new properly completed and executed Letter of Transmittal before the offer expires.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Letter of Transmittal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal and new Letters of Transmittal. Our determinations of these matters will be final and binding.

To be timely, your election to withdraw previously tendered options from this offer must be RECEIVED by us before the offer expires by delivery of a Notice of Withdrawal as described above.
The method of delivery of your Notice of Withdrawal is at your sole election and risk. Your Notice of Withdrawal will be effective upon receipt. In all cases, you should allow sufficient time to ensure we receive it in time. We intend to electronically confirm our receipt of your submitted election within two (2) business days of receipt. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your election.

Section 6. Acceptance of Options for Exchange and Issuance of Restricted Stock Rights.

Upon the terms and subject to the conditions of this offer and promptly following the expiration date, we will accept for exchange all eligible options properly tendered and not validly withdrawn before the expiration of the offer. All options accepted by us pursuant to this offer will be canceled as of the date of acceptance, and you will no longer have any rights under those options. Restricted stock rights will be granted as of the date of our acceptance. If we accept and cancel options properly tendered for exchange after March 18, 2008, or if we extend the date by which we must accept and cancel options properly tendered for exchange, the time in which the restricted stock rights will be granted will be similarly delayed.

For purposes of the offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn when we give notice to option holders of our acceptance. We will give notice of our acceptance, which may be by e-mail, facsimile or press release, promptly following the expiration date.

All restricted stock rights awards will be granted under our 2005 Plan and will be subject to the terms and conditions of an award agreement between you and uBid. As promptly as practicable after the grant date, we will send you an award agreement (in the appropriate form filed as an exhibit to our Tender Offer Statement on Schedule TO but with all the blanks filled in). This agreement will be effective from and as of the grant date.

If you are not an eligible employee of uBid on the expiration date, your election to exchange your options will automatically be deemed to have been withdrawn as of the date of your termination and our offer will not affect the terms of your existing options.

It is possible that, prior to the cancellation of options tendered for exchange and the grant of restricted stock rights, we might effect or enter into an agreement for a merger or other similar transaction in which we are acquired by another company. If there is a sale of all or substantially all of our assets or stock or we merge with another company before the expiration of the offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options. Further, if we are acquired prior to the expiration date, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact subject to all of their terms and conditions.

If we are acquired by another company after the expiration of the offer, your unvested shares of restricted stock will become fully vested and your shares would be treated in the same manner as all other shares of our stock outstanding at the time of the merger or acquisition transaction.

Section 7. Conditions of the Offer.

Subject to rules of the Securities and Exchange Commission and notwithstanding any other provision of the offer, we will not be required to accept for exchange any options and may terminate or amend the offer or postpone the acceptance of any options, if at any time on or after commencement of the offer and before the expiration date of the offer any of the following events shall have occurred (or shall have been determined by us to have occurred) that in our reasonable judgment makes it inadvisable to proceed with the offer or with acceptance for exchange:

•
there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of restricted stock rights in exchange for options, or otherwise relates in any manner to the offer; or that, in our reasonable judgment, could materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits of the offer to us;

•
there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

−
make the acceptance for exchange of, or the issuance of restricted stock rights for, some or all of the options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

−	delay or restrict our ability, or render us unable, to accept for exchange, or issue restricted stock rights for, some or all of the tendered options;

−	materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits of the offer to us; or

−
materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

•	there has occurred:

−	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

−
the declaration of a banking moratorium or any suspension of payments in respect of banks (whether or not mandatory); the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

−
any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions;

−
any significant change in the market price of our shares of common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

−
any change in the general political, market, economic or financial conditions that could have a material effect on our business, condition (financial or other), operations or prospects that, in our reasonable judgment, makes it inadvisable to proceed with this offer;

−	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

−
any change in generally accepted accounting principles or interpretations of generally accepted accounting principles which could or would materially and adversely affect the manner in which we are required for financial accounting purposes to account for the offer.

•
a tender offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, has been proposed, announced or made by another person or entity or has been publicly disclosed, or we have learned that:

−
any person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before the commencement date of the offer);

−
any person, entity or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before the commencement date of the offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

−
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities;

•
any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable judgment, has or may have a material adverse effect on us and our subsidiaries, taken as a whole.

The conditions to the offer are for our benefit. We may assert them at our discretion prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other conditions to the offer. Our failure at any time prior to the expiration date to exercise any of these rights will not be deemed a waiver of any rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances. Any determination or judgment we make concerning the events described in this section will be final and binding upon all persons.

Section 8. Price Range of Our Common Stock.

Our common stock is currently quoted on the NASD over-the-counter bulletin board under the symbol “UBHI.OB.” The following table sets forth the range of high and low bid quotations for our common stock as reported on the NASD over-the-counter bulletin board.

	High	Low
2006
First Quarter	$7.20	$6.15
Second Quarter	$6.70	$6.25
Third Quarter	$6.80	$4.99
Fourth Quarter	$3.65	$2.15

2007
First Quarter	$2.70	$1.12
Second Quarter	$2.00	$0.86
Third Quarter	$1.47	$1.00
Fourth Quarter	$1.33	$0.55

2008
First Quarter (through February 15, 2008)	$1.15	$0.64

On February 15, 2008, the closing price per share of our common stock as reported by the NASD over-the-counter bulletin board was $0.64.

Our stock price has been, and in the future may be, highly volatile. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies similar to us, and that have often been unrelated or disproportionate to the operating performance of these companies.

We recommend that you obtain the current market price of our common stock before deciding whether to elect to exchange your options.

Section 9. Source and Amount of Consideration; Terms of Restricted Stock Rights.

Consideration.

The number of restricted stock rights to be granted in exchange for each eligible option will be determined based upon the 3 to 1 exchange ratio. Each eligible employee will receive an Individual Statement of Options identifying the options held by the employee which have exercise prices greater than $2.00 and therefore may be eligible for exchange and how the 3 to 1 exchange ratio will apply to each such option.

We will not issue any fractional restricted stock rights. Accordingly, any exchange that would result in a fractional right under the applicable exchange ratio will be rounded to the nearest whole number of restricted stock rights (with 0.5 rounded up).

As of February 11, 2008, options granted under our 2005 Plan were issued and outstanding to purchase an aggregate of approximately 1,994,900 shares of uBid common stock, of which options held by eligible employees having exercise prices greater than $2.00 per share and thus potentially eligible for exchange in this offer were outstanding to purchase approximately 805,000 shares of our common stock. The number of shares subject to options held by eligible employees having exercise prices greater than $2.00 per share equal approximately 4.2% of the total number of shares of our common stock issued and outstanding as of February 11, 2008. If we receive and accept for exchange all such outstanding options having exercise prices greater than $2.00 per share, we will issue approximately 268,332 restricted stock rights, representing a number of shares equal to approximately 1.4% of the total number of shares of our common stock issued and outstanding as of February 11, 2008.

Terms of the Restricted Stock Rights.

For each restricted stock rights award granted in the offer, we and the participant will enter into a restricted stock agreement. As promptly as practicable after the grant date, we will send you a completed award agreement. The terms and conditions of the restricted stock rights awards will vary from the terms and conditions of the options tendered for exchange. You must sign and return the award agreement to be entitled to your restricted stock rights award. This agreement will be effective from and as of the grant date. The following description of the restricted stock rights awards to be granted under the 2005 Plan is a summary of the material terms of these awards.

Important Note: The description below of the 2005 Plan and the restricted stock rights awards to be granted in this offer is merely a summary and does not purport to be complete. Any statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2005 Plan and the applicable form of agreement evidencing the restricted stock rights award. These documents have been included as exhibits to our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (to which this document is also an exhibit).

•
General. The 2005 Plan was adopted by our Board of Directors and our stockholders on December 15, 2005. The 2005 Plan permits the Compensation Committee of our Board of Directors to grant a variety of equity-based awards, including the restricted stock rights to be granted in this offer to exchange.

•
Purpose. The purpose of the 2005 Plan is to advance the interests of uBid and its stockholders by providing an incentive to attract, retain and reward persons performing services for uBid and by motivating them to contribute to our growth and profitability.

•
Administration. The 2005 Plan is administered by the Compensation Committee of our Board of Directors. Subject to the provisions of the 2005 Plan, the Committee selects the individuals eligible to be granted awards under the 2005 Plan, the types of awards granted, the time(s) at which awards may be granted, the number of shares, units or rights subject to each award and all of the terms and conditions of each award. The Committee has the authority to interpret the 2005 Plan and to make all other determinations relating to the 2005 Plan.

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Nature of Restricted Stock. Each restricted stock award consists of shares of uBid common stock that are issued to the participant at the time the award is granted. The 2005 Plan permits, and the applicable award agreement will provide, that we may issue shares to a participant by delivering evidence of book entry shares credited to the participant’s account. Between the date on which a restricted stock award is granted and the date on which shares subject to the award vest, the value of the award will fluctuate based on the market price of our common stock, although you will have no right to sell or otherwise transfer such shares until they have vested. No monetary payment (other than applicable tax withholding, if any) will be required as a condition of being granted shares of restricted stock.

•
Vesting. All restricted stock rights received in exchange for eligible options will be subject to a vesting schedule identical to the exchanged option. We will grant restricted stock rights awards promptly following the expiration of the offer in exchange for properly tendered options.

•	Delivery of Common Shares. Upon vesting of restricted stock, the shares of vested stock will be transferred to you.

•
Termination of Employment. If you cease to be an employee of uBid or any of our subsidiaries at any time prior to the vesting of your restricted stock rights, all unvested restricted stock rights at the time of termination of employment will be forfeited.

•
Transfer Restrictions. Until they have vested, your restricted stock rights may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution.

•	Voting and Dividend Rights. If you are granted shares of restricted stock, you will have the right to vote and to receive any dividends we may pay with respect to such shares.

•
Adjustments Upon Certain Events. Subject to any required action by our stockholders, in the event of any change in our common stock effected without receipt of consideration by uBid, whether through recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in our capital structure, or in the event of payment of a dividend or distribution to our stockholders in a form other than shares of our common stock (excepting normal cash dividends) that has a material effect on the fair market value of shares of common stock, appropriate adjustments will be made in the number and kind of shares subject to restricted stock rights awards, as determined by the Compensation Committee of our Board of Directors in its discretion.

•
Amendment or Termination of the 2005 Plan. The Compensation Committee of our Board of Directors has the authority to amend, suspend or terminate the 2005 Plan at any time, provided that no such amendment, suspension or termination may materially and adversely affect any then outstanding restricted stock rights or other awards under the 2005 Plan without the consent of the participant.

•
Registration of Shares. The shares of uBid common stock underlying the restricted stock rights issuable in connection with the exchange have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an “affiliate” of uBid, and subject to insider trading laws, you will generally be able to sell the vested shares you receive pursuant to your restricted stock rights free of any transfer restrictions under applicable United States securities laws.

•
Tax Consequences. If you are an employee, you should refer to Section 14 for a discussion of the material federal income tax consequences of the acquisition, holding and vesting of shares of restricted stock under this offer. We strongly urge you to consult with your tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

Section 10. Information Concerning uBid.com Holdings, Inc.

General. UBid is incorporated in the State of Delaware. Our principal executive offices are located at 8725 W. Higgins Road, Suite 900, Chicago, Illinois 60631, and our telephone number at that address is (773) 272-5000.

uBid and its subsidiaries operate a leading on-line business- to-consumer and business-to-business marketplace that enables itself, certified merchants, manufacturers, retailers, distributors and small businesses to offer high quality excess, new, overstock, close-out, refurbished and limited supply brand name merchandise. UBid’s marketplace employs a combination of auction style and fixed price formats.

The Company’s common stock is traded on the NASD over-the-counter bulletin board under the ticker symbol “UBHI.OB.”

Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no specific plans or proposals that relate to or would result in:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	our common shares being delisted from the NASD over-the-counter bulletin board;

•	our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;

•	the acquisition or disposition of more than 10% of shares of our common stock (or securities convertible into or exercisable for such number of shares of our common stock) by any person; or

•	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

We cannot assure you that we will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of our offer.

Certain Financial Information. Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in uBid’s Annual Report on Form 10-K for our fiscal year ended December 31, 2006, and uBid’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2007, which are incorporated herein by reference. See Section 17.

The following data has been derived from our audited consolidated financial statements and should be read in conjunction with those statements. Historical results are not necessarily indicative of future results.

	Year Ended December 31,				Three Months Ended September 30,
	2006	2005	2004	2003(1)	2007	2006
	(In Thousands, Except Per Share Data)

Net Revenues	$66,559	$84,592	$87,002	$65,656	$9,720	$14,366
Cost of Revenues	56,421	73,062	75,837	54,491	7,533	12,425
Gross Profit	10,138	11,530	11,165	11,165	2,187	1.941
Operating Expenses
General and administrative (2)(3)	12,973	13,045	12,112	9,021	3,313	3,454
Sales and marketing	4,987	4,996	4,260	2,484	1,117	1,160
Total operating expenses	17,960	18,041	16,372	11,505	4,430	4,614
Loss From Operations	(7,822)	(6,511)	(5,207)	(340)	(2,243)	(2,673)
Miscellaneous Income	----	----	----	21	----	----
Interest Income (Expense), net	267	(2,538)	(1,102)	(651)	(83)	(110)
Net Loss	(7,555)	(9,049)	(6,309)	(970)	(2,193)	(2,661)
Preferred Stock Dividends	----	(1,216)	(60)	(60)	----	----
Net Loss Available to Common Shareholders	$(7,555)	$(10,265)	$(6,369)	$(1,030)	$(2,193)	$(2,661)
Net Loss per share - Basic and Diluted	$(0.37)	$(3.88)	$(2.56)	$(0.41)	$(0.12)	$(0.13)
Weighted Average Shares - Basic and Diluted (4)(5)	20,260,689	2,643,936	2,487,107	2,487,107	18,197,783	20,333,333
Total current assets	$22,052	$36,120	$11,817	$11,257	$17,308	$22,165
Total assets	23,578	36,644	12,146	11,653	18,350	23,723
Total current liabilities, excluding debt	3,843	9,652	7,030	7,562	5,638	3,860
Long-term debt including current maturities	----	410	11,320	3,986	----	102
Redeemable Common Stock (6)	----	12,000	----	----	----	----
Total shareholders equity (deficit)	19,735	14,582	(6,204)	105	12,712	19,863

(1)
Predecessor financials for the year ended July 31, 2002 and the eight months ended March 31, 2003 were derived solely from the accounting records of CMGI, the sole shareholder of our predecessor (which acquired our business in April 2000), and using historical results of operations, and historical basis of assets and liabilities of such predecessor's business. The statements of operations include fees charged for certain corporate functions historically provided to us by CMGI, including administrative services (accounting, human resources, tax services, legal and treasury), inventory management and order fulfillment, information systems operations and administration, and advertising services. These fees were allocated on a specifically identifiable basis or using the relative percentages, as compared to CMGI's other business, net of revenues, payroll, net cost of goods sold, square footage, headcount, or other.

(2)	Includes $30, $360, $264 and $148 of management fees charged to uBid by Petters Group for the periods ended December 31, 2006, 2005, 2004 and 2003.

(3)
In April 2000, CMGI acquired uBid and recorded $367.0 million in goodwill which was amortized over a three year period prior to the impairment of all remaining goodwill of $89.4 million (as well as the impairment of the $3.9 million of property and equipment) during the period ended March 31, 2003. Pro forma net loss for the fiscal years ended July 31, 2002 was $70.4 million had uBid not amortized goodwill during these periods.

(4)	Computation for periods ended prior to April 2003 is not meaningful (N/M) because there was no common stock outstanding during those periods.

(5)
Reflects the retroactive effects of the impact of the Company's December 2005 merger with Cape Coastal and the resulting exchange of the Company's 1,072 shares of common stock outstanding for the stock of Cape Coastal.

(6)
At December 31, 2005, represents 2,666,668 shares of common stock subject to redemption after the merger with Cape Coastal Trading Corporation and the first private offering. Such shares were redeemed in February 2006.

For information regarding the accounting consequences of our offer, see Section 12.

Section 11. Interests of Officers; Transactions and Arrangements Concerning the Options.

A list of our executive officers is attached to this offer to exchange as Appendix B, which is incorporated by reference herein. Of our executive officers, only Miguel A. Martinez, Jr., Timothy E. Takesue and Amy Powers are eligible to participate in this exchange. For information with respect to the beneficial ownership of our common stock by those executive officers who were beneficial owners of our common stock as of March 15, 2007, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Other than as described below and other than transactions in our securities in the ordinary course with persons who are neither executive officers nor directors of uBid, neither uBid nor, to the best of our knowledge, our executive officers, directors or affiliates have effected transactions in options to purchase uBid common stock, in shares of uBid common stock, or in other securities convertible into or exercisable for shares of uBid common stock during the 60 days prior to February 19, 2008.

•
Following approval by the Compensation Committee, on January 2, 2008 uBid granted a stock option under uBid’s 2005 Equity Incentive Plan for the purchase of 200,000 shares of uBid Common Stock at an exercise price of $0.80 per share to Lee Olsen, as an inducement for Mr. Olsen becoming the Chief Operating Officer of uBid. On February 6, 2008, Mr. Olsen resigned from his position as uBid’s Chief Operating Officer. None of the options granted to Mr. Olsen have, or will vest and therefore no Common Stock will be granted pursuant to this stock option.

Except as described in this offer to exchange and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other than outstanding options and other awards granted from time to time to certain of our employees (including executive officers), directors and consultants under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to this offer to exchange with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Section 12. Accounting Consequences of the Offer.

In connection with the issuance of restricted stock rights in exchange for tendered options that we accept for cancellation, we may be required to recognize incremental compensation cost for the excess of the value of the restricted stock rights over the value of the tendered options on the cancellation date. Such incremental compensation cost will be recognized over the vesting period as the restricted stock rights vest. Because of the exchange ratio (See Section 2 of Part III), we believe the incremental compensation cost, if any, will be minimal.

Section 13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer to exchange, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options or restricted stock rights as described in this offer to exchange. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged options and to issue restricted stock rights is subject to the conditions described in Section 7.

Section 14. Material Federal Income Tax Consequences.

The following is a general summary of the material federal income tax consequences of the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to in this Section as the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of option holders.

You are urged to consult your tax advisor with respect to the federal, state and local consequences of participating in the offer, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

Option Exchange and Grant of Restricted Stock. We believe that you will not be subject to current federal income taxation if you elect to keep your eligible options. We do not believe that there will be any immediate federal income tax consequences of receiving a restricted stock award in exchange for your eligible options if you are subject to federal income taxation, unless you elect to file an election under Section 83(b) of the Code, as described below.

Vesting of Restricted Stock. When shares of restricted stock granted to you vest, you will generally recognize ordinary income equal to the fair market value of the shares that become vested. We will determine the fair market value of the shares based on the closing price of our common stock as reported on the NASD over-the-counter bulletin board on the applicable vesting date, or if not reported on such date, on the last day such closing price was reported. Generally, we will be entitled to a tax deduction equal to any amount recognized as ordinary income by you with respect to your vested restricted stock.

Election under Section 83(b). You may elect to be taxed at the time that shares of restricted stock are granted to you as if the shares were not subject to vesting conditions by filing an election with the Internal Revenue Service under Section 83(b) of the Code no later than 30 days after the date of grant of the shares. If you properly file a Section 83(b) election, you will generally recognize ordinary income equal to the fair market value of all of the shares determined on the date of grant.

Subsequent Sale of Shares. Your tax basis in the shares granted to you will be equal to the fair market value on the date of vesting (that is, equal to the amount of ordinary income you recognize), and the capital gain holding period will commence upon the day following the date on which the shares vested. However, if you filed a Section 83(b) election, your tax basis will be equal to the fair market value of the shares on the date they were granted to you, and the capital gain holding period will commence on the date of grant. Your subsequent disposition of the stock will ordinarily result in a capital gain or loss in an amount equal to the difference between the amount you realize on the disposition and your tax basis in the shares that are disposed of. If you dispose of shares of common stock after you have held the shares for more than one year, such capital gain or loss will be long-term capital gain or loss. Long-term capital gains recognized by individuals are subject to a more favorable rate of tax (currently, a maximum rate of 15%) than ordinary income. There are limitations imposed on the ability of individuals to deduct capital losses against their ordinary income.

Tax Withholding. At the time you recognize ordinary income, we will have an income and employment tax (e.g., FICA) withholding obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income resulting from the vesting of your restricted stock (or acquisition of the shares if you file a Section 83(b) election) will be reflected on your year-end Form W-2 reported to the Internal Revenue Service. The income tax withholding may be insufficient to cover your final income tax liability with respect to the shares issued to you. You should consult with your tax advisor to determine whether you should make estimated tax payments for the year in which you recognize ordinary income under your restricted stock award.

As a condition to our delivering shares of common stock to you, you must make arrangements with us to satisfy these tax withholding obligations. We are offering you two alternatives (unless you file a Section 83(b) election) to satisfy your income and employment tax obligations. The alternatives are as follows:

•
You may elect to sell a portion of the vested shares on each quarterly vesting date in an amount at least sufficient to provide for the required minimum income and employment withholding taxes. If you make this election, you must sell on the vesting date (or on the next business day if the vesting date is not a day on which the markets are open for trading) the required number of shares and withhold from the sale proceeds, net of sale commissions and fees, the required minimum income and employment withholding taxes and remit them directly to us.

•
You may elect to pay us, on or before the third business day following each quarterly vesting date (unless we notify prior to the vesting date in question that you must deliver your check on an earlier date), the required minimum income and employment withholding taxes by delivering a personal check to us. You will be prevented from transferring or selling the vested shares until we have received your check. However, if you have elected to pay withholding taxes by check but fail to deliver your check in the correct amount on or before the required date, we will be authorized to sell on your behalf a number of shares as described in the first alternative above sufficient to satisfy your income and employment tax obligation.

You will be required to make a separate election for each restricted stock award you receive in the exchange program at the time you receive your restricted stock agreement. This election will be made by submitting to us a Tax Payment Election Form, a form of which are providing to you and which we filed as an exhibit to the Tender Offer Statement on Schedule TO (to which this document is also an exhibit) that we filed with the Securities and Exchange Commission. Your election will apply on each vesting date throughout the vesting period of the award. However, if you elect to sell shares in accordance with the first alternative described above, you will be required to establish a written trading plan that complies with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934 and our securities trading policies (unless, prior to the sale, we have in our sole discretion consented to the sale without such a plan).

If you choose to file a Section 83(b) election with respect to a restricted stock award, you will be required to so certify in your Tax Payment Election Form for that award. In addition, you are required by IRS regulations to submit to uBid a copy of your Section 83(b) election filed with the IRS. At the time you file your Section 83(b) election, you will also be required to make a one-time cash payment to uBid to cover the income and employment withholding tax due based on the fair market value on the grant date of all of the shares subject to the restricted stock award.

In addition to the methods described above, and notwithstanding any election you may have made, we may, at our discretion, permit or require satisfaction of the tax withholding requirements by withholding from the number of shares of our common stock vesting under your restricted stock award a number of shares (rounded down to the nearest whole share) determined by multiplying the number of shares becoming vested by the combined minimum statutory income and employment tax withholding rates applicable to you.

Regardless of which tax withholding alternative is used, you will also authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date an amount sufficient to satisfy any unsatisfied portion of your required tax withholding.

If your employment with us is terminated for any reason after you have received shares of common stock but before you have satisfied your income and employment withholding tax obligation, you will sell on a number of shares as described in the first alternative above sufficient to satisfy your income and employment tax obligation, and we will deduct the entire amount of any remaining tax obligation from your final paycheck.

Section 15. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 (“Conditions of the Offer”) of Part III of this document has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the offer to terminate or amend the offer and postpone our acceptance and cancellation of any options that you elect to exchange upon the occurrence of any of the conditions specified in Section 7 of this document by giving oral, written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the offer to exchange.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend this offer to exchange in any respect.

Amendments to this offer to exchange may be made at any time and from time to time. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Central Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of this offer to exchange will be disseminated promptly in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any dissemination.

If we materially change the terms of this offer to exchange or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in the amount of consideration or change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the terms of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of the information. If we decide to take any of the following actions, we will notify you and extend the expiration date to the tenth business day after the date of the notice (unless the expiration date as originally scheduled is already on or after the tenth business day):

•	we increase or decrease the per share exchange value of the options (i.e., increase or decrease what we will give you in exchange for your options);

•	we change the type of options eligible to be tendered for exchange in the offer; or

•
we increase the number of options eligible to be tendered for exchange in the offer such that the common shares underlying the increased options exceed 10% of the common shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Time.

Section 16. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange options under this offer to exchange.

Section 17. Additional Information.

With respect to this offer to exchange, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this offer to exchange, the Letter of Transmittal, the Notice of Withdrawal, the Tax Payment Election Form and the Individual Statement of Options, the 2005 Plan and the Form of Restricted Stock Agreement, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your options. We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with that act, are obligated to file reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”) relating to our business, financial condition and other matters. Such reports, proxy statements and other information include the following, which are incorporated herein by reference:

•	uBid.com Holdings, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2006, filed with the Commission on March 30, 2007, which is incorporated herein by reference;

•	uBid.com Holdings, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2007, filed with the Commission on November 14, 2007, which is incorporated herein by reference;

•
Ubid.com Holdings, Inc. Current Reports on Form 8-K filed with the Commission on February 2, 2007, March 12, 2007, March 22, 2007, March 30, 2007, April 27, 2007, May 16, 2007, September 25, 2007, September 26, 2007, January 2, 2008, January 3, 2008, January 8, 2008, January 9, 2008 and February 7, 2008, which are incorporated herein by reference; and

•
the description of our common stock contained in the uBid.com Holdings, Inc. Registration Statement on Form 8-A filed with the Commission on October 21, 2004, which is incorporated herein by reference.

Any amendment or report filed for the purpose of updating such descriptions may be examined, and copies may be obtained, at the Securities and Exchange Commission’s public reference room in Washington, D.C. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-732-0330. Our filings are also available to the public on the Securities and Exchange Commission’s Internet site at http://www.sec.gov.

Our common stock is quoted on the NASD over-the-counter bulletin board under the symbol “UBHI.OB,” and our filings with the Commission can also be read at the offices of The Nasdaq Stock Market.

We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may request by writing to Miguel A. Martinez, Jr., uBid.com Holdings, Inc., 8725 W. Higgins Road, Suite 900, Chicago, Illinois 60631, or telephoning at (773) 272-5000 between the hours of 9:00 a.m. and 5:00 p.m., Central Time.

As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about the Company should be read together with the information contained in the documents to which we have referred you.

Section 18. Forward-Looking Statements.

Our reports filed with the Securities and Exchange Commission referred to above include forward-looking statements which reflect our views as of the time of the filing of the respective reports with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, the following:

●	revenue growth in prior periods may not be indicative of our future growth;

●	we have a history of operating losses which may continue;

●	our financial results fluctuate and may be difficult to predict;

●	losing key personnel could affect our ability to successfully grow our business;

●	our business may suffer if we do not attract and retain additional highly skilled personnel;

●	we are a holding company that depends on cash flow from uBid, Inc., our wholly-owned subsidiary to meet our obligations;

●
if we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock;

●	regulatory requirements may materially adversely affect us;

●	we may not be successful in developing brand awareness, and the failure to do so could significantly harm our business and financial condition;

●	our failure to remain competitive may significantly hinder our growth;

●
we may need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute certain stockholders’ ownership interests;

●	if the products that we offer do not reflect our customers’ tastes and preferences, our revenues and profit margins could decrease;

●	our growth and future success depends on our ability to generate traffic to our website and we may not be able to effectively do so;

●	we rely on third parties to maintain our critical systems and, if these third parties fail to perform their services adequately, we could experience disruptions in our operations;

●	our business may suffer from capacity constraints or system interruptions;

●	if the facility where substantially all of our computer and communications hardware is located fails, this may harm our business, results of operations and financial condition;

●	we may not be able to sustain or grow our business unless we keep up with rapid technology changes;

●	we may suffer disruption in our business because of changes in our systems, facilities and fulfillment activities;

●	technological or other assaults on our service could harm our business;

●	our inability to adequately protect our proprietary technology could adversely affect our business;

●	we may infringe on third party intellectual property rights and could become involved in costly intellectual property litigation;

●	we may experience unexpected expenses or delays in service enhancements if we are unable to license third party technology on commercially reasonable terms;

●	the listing or sale of pirated, counterfeit or illegal items by third parties may harm our business and reputation;

●	we may be liable if third parties misappropriate our customers’ personal information;

●	we may be subject to product liability claims that could be costly and time consuming;

●	we may encounter barriers to international expansion, which could limit our future growth and adversely affect our business and financial condition;

●	credit card fraud could adversely affect our business;

●
if one or more states successfully assert that we should collect sales or other taxes on the sale of our merchandise or the merchandise of third parties that we offer for sale on our website, our business could be harmed;

●	failure to maintain satisfactory relationships with our suppliers, or the inability to obtain sufficient quantities of merchandise, could increase merchandise costs and/or availability;

●	we may be not be able to attract traditional consumers of goods at reasonable costs;

●	anything that causes our website users to spend less time on their computers, including seasonal factors and national events, may impact profitability;

●	increasing governmental regulation of the internet could harm our business;

●	current and future laws could affect our auctions business;

●	the security risks of e-commerce may discourage customers from purchasing goods from us;

●	laws or regulations relating to privacy and data protection may adversely affect the growth of our internet business or marketing efforts; and

●	more individuals are using non-PC devices to access the internet and versions of our service developed or optimized for these devices may not gain widespread adoption by users of such devices.

When considering forward-looking statements, you should keep in mind the foregoing risk factors and other cautionary statements in such filings. Should one or more of the risks and uncertainties described above or elsewhere in these filings occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We specifically disclaim all responsibility to publicly update any information contained in a forward-looking statement herein, except as otherwise required by applicable federal securities laws.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

February 19, 2008	uBid.com Holdings, Inc.

APPENDIX A

SCHEDULE OF OPTION EXCHANGES

Optionee Name	Grant Date	Exercise Price	Number Outstanding	Exchange Ratio	New Awards Issued Upon Exchange

Abrams, Jason	12/29/05	$4.50	10,000	3 to 1	3,333
Abrams, Jason	10/16/06	$3.55	10,000	3 to 1	3,333
Apura, Caesar	09/15/06	$3.65	1,000	3 to 1	333
Barrowman, James	12/29/05	$4.50	5,000	3 to 1	1,667
Brar, Parmpaul	01/03/06	$6.15	1,000	3 to 1	333
Brasch, Theo	12/29/05	$4.50	15,000	3 to 1	5,000
Cook, Christopher	12/29/05	$4.50	1,000	3 to 1	333
Dahl, Sally	12/29/05	$4.50	25,000	3 to 1	8,333
Dahl, Sally	01/01/06	$6.15	50,000	3 to 1	16,667
Feczko, Norman	12/29/05	$4.50	10,000	3 to 1	3,333
Garvin, Jennifer	12/29/05	$4.50	5,000	3 to 1	1,667
Gonzalez, Elsa	12/29/05	$4.50	5,000	3 to 1	1,667
Greenblatt-Cohen, Sharon	06/26/06	$6.50	10,000	3 to 1	3,333
Griffith, Matthew	12/29/05	$4.50	10,000	3 to 1	3,333
Kinsinger, Brock	12/18/06	$2.90	1,000	3 to 1	333
Klugger, Richard	12/29/05	$4.50	5,000	3 to 1	1,667
Leiran, Heather	12/29/05	$4.50	5,000	3 to 1	1,667
Maiman, Michael	07/17/06	$6.49	1,000	3 to 1	333
Martinez, Miguel	12/29/05	$4.50	75,000	3 to 1	25,000
McPhee, Tracey	12/29/05	$4.50	5,000	3 to 1	1,667
Owens, Jeanice	12/29/05	$4.50	5,000	3 to 1	1,667
Pflibsen, Allen	12/29/05	$4.50	10,000	3 to 1	3,333
Powers, Amy	12/29/05	$4.50	10,000	3 to 1	3,333
Powers, Amy	10/16/06	$3.55	10,000	3 to 1	3,333
Schrempf, David	12/29/05	$4.50	5,000	3 to 1	1,667
Smith, Angela	03/06/06	$6.74	5,000	3 to 1	1,667
Takesue, Timothy	12/29/05	$4.50	500,000	3 to 1	166,667
Washam, John	12/29/05	$4.50	10,000	3 to 1	3,333

Totals:			805,000		268,332

APPENDIX B
INFORMATION ABOUT THE EXECUTIVE OFFICERS
OF
UBID.COM HOLDINGS, INC.

The executive officers of uBid.com Holdings, Inc., their positions and offices as of February 19, 2008 are set forth in the following table:

Name	Positions and Offices Held
Jeffrey D. Hoffman	Chief Executive Officer
Timothy E. Takesue	Executive Vice President, Merchandising
Miguel A. Martinez, Jr.	Chief Financial Officer
Amy Powers	Vice President, Technology

The address of each executive officer is uBid.com Holdings, Inc., 8725 W. Higgins Road, Suite 900, Chicago, Illinois 60631. The telephone number for each executive officer is (773) 272-5000.